Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-176914

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No. 1730

The Goldman Sachs Group, Inc. $14,000,000 Floating Rate Excess Return Index-Linked Medium-Term Notes, Series D, due 2013

The return on your notes is based on the performance of the S&P GSCI® Excess Return Index, which we call the “index”.  The amount that you will be paid on your notes, if any, on the stated maturity date (October 29, 2013) will reflect leveraged participation in the performance of the index reduced by an investor fee, calculated in a manner described elsewhere in this prospectus supplement.  You could lose all or a substantial portion of your investment in the notes.

Unless your notes are redeemed earlier, on the stated maturity date we will pay you an amount in cash, if any, equal to:

•                  the face amount of your notes, plus

•                  the final index amount, which will equal the face amount of your notes times 3.0 times the index return (the percentage increase or decrease in the final index level (the closing level of the index on the determination date) from the initial index level of 490.3745 (which, for the reasons described on page S-3, is lower than the published level of the index on the trade date, which is 490.3831), minus

•                  the final fee amount, which will equal the face amount of your notes times 3.0 times an annual fee of 0.21% times the quotient of the final fee days (as described on page S-26) divided by 365.

Your notes will be automatically redeemed in whole, but not in part, if the closing level of the index is equal to or below 431.5296 (approximately 88% of the initial index level) on any trading day prior to the earlier of the election of an early redemption by the holder and the originally scheduled determination date, which we refer to as an “index event”.  In addition, holders of 100% of the aggregate outstanding face amount issued on the original issue date of October 24, 2012 may elect at any time prior to the earlier of the occurrence of an index event and the originally scheduled determination date to have us redeem the notes in whole. You must follow the procedures described in this prospectus supplement to validly exercise your option for early redemption.

If an index event has occurred or you have validly elected an early redemption, on the early maturity date, which will be the fifth business day after the early determination date described below, we will pay you an amount in cash, if any, equal to:

•                  the face amount of your notes, plus

•                  the early index amount, which will equal the face amount of your notes times 3.0 times the early index return (as described on page S-29), minus

•                  the early fee amount, which will equal the face amount of your notes times 3.0 times an annual fee of 0.21% times the quotient of the early fee days (as described on page S-29) divided by 365.

In addition we will pay interest on your notes quarterly on January 29, 2013, April 29, 2013, July 29, 2013 and the stated maturity date, unless your notes are redeemed earlier, in which case we will make the final interest payment (which will be discounted by the fixed income discount factor described on page S-4) on the early maturity date.  The interest rate for each interest period will be the rate per annum for three-month (or a shorter or longer length, interpolated in certain circumstances) USD LIBOR minus 0.26%, subject to a minimum of 0.00%, reset quarterly, as described in this prospectus supplement.

You could lose all or a substantial portion of your investment in your notes.  In particular, because your notes contain a leverage component, any decline in the level of the index on the determination date (or early determination date, if applicable) relative to the initial index level would result in a significantly greater decrease in the amount payable under the notes.  Consequently, the amount payable under the notes at maturity or upon redemption could be substantially less than the face amount, and could be zero.  In addition, the final (or early) fee amount will reduce the amount of your return at maturity or upon redemption; the index must therefore rise sufficiently in order for you to receive an amount equal to or greater than the face amount at maturity or upon redemption.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See page S-10.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) was equal to approximately $999 per $1,000 face amount of your notes, which is less than the original issue price. However, the estimated value will decrease over time to reflect the annual fees deducted from your payment amount.  The value of your notes at any time will reflect many factors and cannot be predicted.

Original issue date (settlement date):	October 24, 2012	Original issue price:	100.00% of the face amount
Underwriting discount:	0.10% of the face amount	Net proceeds to the issuer:	99.90% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement dated October 17, 2012.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-25. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Index:	the S&P GSCI® Excess Return Index (Bloomberg: “SPGSCIP”) or the index. See “The S&P GSCI® Excess Return Index” on page S-36

Index sponsor:

the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day; as of the date of this prospectus supplement, the index sponsor is Standard & Poor’s

Specified currency:	U.S. dollars (“$”)

Face amount:	each note will have a face amount equal to $1,000 or integral multiples of $1,000 in excess thereof; $14,000,000 in the aggregate for all the offered notes

Interest:

on each interest payment date we will pay you interest in an amount in cash equal to the product of (1) the face amount times (2) the accrued interest factor for the applicable interest period; if an index event has occurred or an early redemption has been validly elected, we will pay you on the early maturity date (which will also be the final interest payment date) interest in an amount in cash equal to the product of (1) the face amount times (2) the fixed income discount factor times (3) the accrued interest factor

Interest reset dates:

January 29, 2013, April 29, 2013, July 29, 2013; provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset date will be the immediately preceding business day

Interest payment dates:

January 29, 2013, April 29, 2013, July 29, 2013 and the stated maturity date, subject to the business day convention; provided that if an index event has occurred or an early redemption has been validly elected, the early maturity date will be the final interest payment date. If the stated maturity date or the early maturity date does not occur on the originally scheduled stated maturity date or early maturity date due to a postponement of the determination date or early determination date, then interest will accrue on your notes from and including the originally scheduled stated maturity date or early maturity date to but excluding the postponed stated maturity date or early maturity date

Original issue date (settlement date):	October 24, 2012

Interest period:

each period from, and including, the immediately preceding interest payment date, or the last date to which interest has been paid or made available for payment, to, but excluding, the immediately following interest payment date, provided that the initial interest period shall be from, and including, the original issue date to, but excluding, the initial interest payment date

Amount payable on the stated maturity date:

in addition to interest, if any, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (1) zero or (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final fee amount; unless an index event has occurred or an early redemption has been validly elected, in which case no amount of principal will be paid on any other date; if the final index level is less than the initial index level, the amount payable on the stated maturity date will be less than the face amount and may be zero

Amount payable on the early maturity date:

if an index event has occurred or an early redemption has been validly elected, in addition to interest, if any, we will pay you an amount in cash, if any, on the early maturity date, equal to the greater of (1) zero or (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early fee amount; no amount will be paid on the stated maturity date or any other date after such event; if the early index level is less than the initial index level, the amount payable on the early maturity date will be less than the face amount and may be zero

Final index amount:	the product of (1) the face amount of your notes times (2) 3.0 times (3) the index return

Final fee amount:	the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.21% times (4) the quotient of (a) the final fee days divided by (b) 365

Early index amount:	the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return

Annual fee:	0.21% (paid on an actual/365 day basis)

Early fee amount:	the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.21% times (4) the quotient of (a) the early fee days divided by (b) 365

Initial index level:

490.3745 (which is lower than the published level of the index on the trade date, which is 490.3831; the initial index level reflects (i) for the commodities contracts in the index other than the cotton #2 commodity contract, the prices of such commodities contracts as of October 17, 2012 and (ii) for the cotton #2 commodity contract, due to a market disruption event with respect to such commodity contract on October 17, 2012, the price of such commodity contract as of October 18, 2012)

Final index level:

the closing level of the index on the determination date as calculated and published by the index sponsor, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-31 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-31

Early index level:

the closing level of the index on the early determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-31 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-31

Index return:	the result of (1) the final index level divided by the initial index level minus (2) one

Early index return:	the result of (1) the early index level divided by the initial index level minus (2) one

Final fee days:	the number of calendar days from but excluding the trade date to and including the determination date

Early fee days:	the number of calendar days from but excluding the trade date to and including the early determination date

Interest factor:	the greater of (1) zero and (2) the quotient of (a) the base rate minus the spread divided by (b) 360

Accrued interest factor:	the sum of the interest factors calculated for each calendar day during the applicable interest period

Spread:	0.26% per annum

Base rate:	the base rate as defined under “Specific Terms of Your Notes — Interest Payment — Base Rate” on page S-27

Fixed income days remaining:

the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest payment date immediately following the early maturity date and (2) the stated maturity date

Fixed income discount factor (“FIDF”):	the quotient of (1) one divided by (2) the sum of (a) one and (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360

FIDF LIBOR level:

the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent based on its assessment, made in its sole discretion, of the rate on such day

FIDF LIBOR designated maturity:	a period equal to the fixed income days remaining, subject to a minimum of one month

Trade date:	October 17, 2012

Stated maturity date:

October 29, 2013, subject to postponement in the case of non-business days or postponement of the determination date as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Stated Maturity Date” on page S-26

Determination date:	October 22, 2013, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-27

Early maturity date:

the fifth business day following the early determination date, subject to postponement upon the occurrence of a market disruption event on the originally scheduled early determination date, whereupon the early maturity date shall be the fifth business day following the postponed early determination date as set forth under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-30

Early determination date:

•     if all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-29 are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date.  If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date;

•     if an index event has occurred, the trading day immediately following the day on which the index event occurs will be the early determination date;

and, in each case, subject to postponement as described elsewhere in this prospectus supplement

Interest determination date:	the second London business day prior to each interest reset date

Early redemption; notice of early redemption:

holders of 100% of the aggregate outstanding face amount of notes may elect to redeem the notes, in whole, but not in part, prior to the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. To be valid, a notice of early redemption must be given on a business day, in writing, to the trustee, the calculation agent and the issuer in accordance with procedures described under “Specific Terms of Your Notes — Holder’s Option to Redeem” on page S-29. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable

Index event:

if, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the originally scheduled determination date, the closing level of the index is equal to or below 431.5296 (approximately 88% of the initial index level), an index event occurs and your notes shall automatically be redeemed in accordance with procedures described under “Specific Terms of

Your Notes — Automatic Redemption Due to an Index Event” on page S-31

No listing:	the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Calculation agent:	Goldman, Sachs & Co.

Business day:	as described on page S-33

Trading day:	as described on page S-33

London business day:	as described on page S-33

Business day convention:	Modified Following (unadjusted)

CUSIP No.:	38143U7W5

Supplemental discussion of U.S. federal income tax consequences:

you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as an income-bearing pre-paid derivative contract in respect of the index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-48

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL RETURNS ON YOUR NOTES

The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final index levels or early index levels on the determination date or the early determination date, respectively, could have on the payment amount at maturity assuming all other variables remain constant.  The examples below are based on a range of final index levels and early index levels that are entirely hypothetical; no one can predict what the final index level or early index level will be on the determination date or the early determination date, respectively.

The first table assumes that neither an index event has occurred nor an early redemption has been validly elected. The levels in the leftmost column of the first table represent hypothetical final index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical final index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical final fee amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical amounts payable on the stated maturity date, which will equal the greater of (1) zero and (2) the face amount plus the final index amount minus the final fee amount, expressed as percentages of the face amount. No amounts shown in the first table take into account the amount of interest that may have been paid before the stated maturity date or that may be paid on the stated maturity date.

The second table assumes that an index event has occurred or an early redemption has been validly elected. The levels in the leftmost column of the first table represent hypothetical early index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical early index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical early fee amounts on the early maturity date, and are expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical amounts payable on the early maturity date, which will equal the greater of (1) zero and (2) the face amount plus the early index amount minus the early fee amount, expressed as percentages of the face amount. No amounts shown in the second table take into account the amount of interest that may have been paid before the early maturity date or that may be paid on the early maturity date.

The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date or the early maturity date, as the case may be. If you sell your notes in the secondary market prior to the stated maturity date or the early maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the index and our creditworthiness. In addition, the value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. was less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set on the Trade Date (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes” on page S-10.  The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
No market disruption event occurs
No change in or affecting any of the index underliers or the method by which the index sponsor calculates the index
Example 1:
no index event occurs and no early redemption is validly elected
Annual fee	0.21% per annum
Final fee days	365 days
Example 2:
an index event occurs or an early redemption is validly elected
Annual fee	0.21% per annum
Early fee days	134 days

The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

The actual performance of the index over the life of the notes, as well as the amount payable, if any, on the stated maturity date or the early maturity date, as the case may be, may bear little relation to the hypothetical examples shown below or to the historical closing levels of the index shown elsewhere in this prospectus supplement. For information about the closing level of the index during recent periods, see “The Index — Historical High, Low and Final Closing Levels of the Index” on page S-41.

Before investing in the notes, you should consult publicly available information to determine the closing levels of the index between the trade date and the date of your purchase of the notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index underliers.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

Example 1:      The following table illustrates the hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been validly elected.

Hypothetical Final Index Return	Hypothetical Final Index Amounts as Percentage of Face Amount	Hypothetical Final Fee Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount
100%	300.00%	0.63%	399.37%
80%	240.00%	0.63%	339.37%
50%	150.00%	0.63%	249.37%
30%	90.00%	0.63%	189.37%
20%	60.00%	0.63%	159.37%
10%	30.00%	0.63%	129.37%
0%	0.00%	0.63%	99.37%
-10%	-30.00%	0.63%	69.37%
-20%	-60.00%	0.63%	39.37%
-30%	-90.00%	0.63%	9.37%
-50%	-150.00%	0.63%	0.00%
-70%	-210.00%	0.63%	0.00%
-80%	-240.00%	0.63%	0.00%
-100%	-300.00%	0.63%	0.00%

Example 2:      The following table illustrates the hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is validly elected.

Hypothetical Early Index Return	Hypothetical Early Index Amounts as Percentage of Face Amount	Hypothetical Early Fee Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount
100%	300.00%	0.23%	399.77%
80%	240.00%	0.23%	339.77%
50%	150.00%	0.23%	249.77%
30%	90.00%	0.23%	189.77%
20%	60.00%	0.23%	159.77%
10%	30.00%	0.23%	129.77%
0%	0.00%	0.23%	99.77%
-10%	-30.00%	0.23%	69.77%
-20%	-60.00%	0.23%	39.77%
-30%	-90.00%	0.23%	9.77%
-50%	-150.00%	0.23%	0.00%
-70%	-210.00%	0.23%	0.00%
-80%	-240.00%	0.23%	0.00%
-100%	-300.00%	0.23%	0.00%

As these tables indicate, you may lose all or a substantial portion of your investment.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the index commodities that may not be achieved on the determination date or the early determination date, as the case may be, and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date, the early maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes.

Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-13.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus.

We cannot predict the actual final index level on the determination date or the actual early index level on the early determination date, as the case may be, or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the determination date or the early determination date, as the case may be. The actual amount that a holder of the offered notes will receive on the stated maturity date or the early maturity date, as the case may be, and the rate of return on the offered notes will depend on the actual final index level or the actual early index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your notes on the stated maturity date or the early maturity date, as the case may be, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index underliers, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, which was determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. After the trade date, the estimated value as determined by reference to these models will be reduced by the accrual of the annual fee and will be affected by changes in market conditions, our creditworthiness and other relevant factors. If Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its customary bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its customary bid and ask spread for similar sized trades of structured notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes.  If neither an index event has occurred nor an early redemption has been validly elected, in addition to interest, if any, you will be paid on the stated maturity date an amount in cash, if any, equal to the face amount of your notes plus the final index amount (which may be negative) minus the final fee amount. The amount payable, if any, on the stated maturity date excluding interest, if any, will never be less than zero.  If the final index level declines below the initial index level, or the final index level increases but such increase does not offset the final fee amount, the amount payable on your notes excluding interest, if any, may even be zero.  Thus, you may lose your entire investment in the notes. For example, assuming the final fee days equal 365, if the final index level falls to 90% of the initial index level, resulting in an index return of -10%, and the fee amount equals 0.63%, then the amount payable on the stated maturity date will be only 69.37% of the face amount of your notes, and you will lose 30.63% of the face amount of your notes.  For more examples of hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been validly elected, see Example 1 under “Hypothetical Returns on Your Notes” above.

If an index event has occurred or an early redemption has been validly elected, in addition to interest, if any, you will be paid on the early maturity date an amount in cash, if any, equal to the outstanding face amount of your notes plus the early index amount (which may be negative) minus the early fee amount.  The amount payable, if any, on the early maturity date excluding interest, if any, will never be less than zero. However, if the early index level is less than the initial index level, the amount payable on your notes excluding interest, if any, is not protected and may be zero. For example, assuming the early fee days equal 134, if the early index level falls to 90% of the initial index level, resulting in an early index return of -10%, and the early fee amount equals 0.23%, then the amount payable on the early maturity date will be only 69.77% of the outstanding face amount of your notes, and you will lose 30.23% of the face amount of your notes. For more examples of hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is validly elected, see Example 2 under “Hypothetical Returns on Your Notes” above.

Our cash payment on your notes, if any, on the stated maturity date or the early maturity date, as applicable, excluding interest, if any, will be based on, among other factors, the final index level or the early index level, respectively. Thus, if neither an index event has occurred nor an early redemption has been validly elected, you may lose your entire investment in your notes, depending on the final index level, as calculated by the calculation agent, and you may receive only interest, if any, on the stated maturity date. On the other hand, if an index event has occurred or an early redemption has been validly elected, you may still lose your entire investment in your notes, depending on the early index level, as calculated by the calculation agent, and you may receive only interest, if any, on the early maturity date. Moreover, in each case, the percentage decrease in the level of the index is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount or the early index amount, as applicable, will exceed the rate of decline in the index level.

Also, the market price of your notes prior to the stated maturity date or the early maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the early maturity date, as the case may be, you may receive far less than the amount of your investment in the notes.

Leverage Increases the Sensitivity of Your Notes to Changes in the Value of the Index

Because your investment in the notes is leveraged, changes in the value of the index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the index, every 1% change in the value of the index will translate into approximately a 3% change in the amount you will receive on the early maturity date or the stated maturity date, as the case may be. In particular, any decrease in the value of the index would result in a significantly greater decrease in the amount payable and you would suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component.

Your Notes will be Automatically Redeemed If on Any Trading Day Prior to the Determination Date, the Closing Level of the Index Is Equal to or Less Than 431.5296 or Approximately 88% of the Initial Index Level

If on any trading day prior to the determination date, the closing level of the index is equal to or less than 431.5296 or approximately 88% of the initial index level, an index event occurs and your notes will be automatically redeemed. The amount payable upon redemption of your notes will be based on the performance of the index through the early determination date, as reduced by fees for providing the commodity-linked return on the notes. In that case, you will receive an early redemption payment that will likely be significantly less than the principal amount of your notes and could be zero if the index level drops precipitously. You will receive no further payments of interest or principal after an early redemption date.

Past Index Performance Is No Guide to Future Performance

The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

The Index Level Must Rise Sufficiently in Order for You to Receive the Face Amount of Your Notes at Maturity or Early Redemption

The amount payable on your notes at maturity or at an early maturity, as the case may be, will be calculated based on any increase or decrease in the level of the index from the trade date to the determination date or early determination date, as applicable, and reduced by a final fee amount (or early fee amount in the event of an early redemption or index event).  Thus, in order to receive the face amount of your notes at maturity or early redemption, the value of the index will have to appreciate sufficiently to offset the applicable fee amount.  If the index declines or does not increase sufficiently, you could lose all or a substantial portion of your investment in your notes.  This will be true even if the level of the index is sufficiently above the initial index level to offset the applicable fee amount at times during the life of your notes but not at the determination date or early determination date, as applicable.

The Amount Payable on Your Notes Is Not Linked to the Index Level at Any Time Other Than the Determination Date or the Early Determination Date, as Applicable

The final index level or the early index level, as applicable, will be based on the closing level of the index on the determination date or the early determination date, respectively (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the index dropped precipitously on the determination date or the early determination date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level.  Although the actual index level on the stated maturity date, on the early maturity date or at other times during the life of your notes may be higher than the final index level or the early index level, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the early determination date, respectively.

The Interest Rate on Your Notes May Be Less Than the Prevailing Market Rate

You will receive interest, if any, on your notes at the rate per annum for three-month (or a shorter length, interpolated in a manner as described in “Specific Terms of Your Notes — Interest Payment” below) USD LIBOR minus 0.26% (subject to a minimum of 0.00%), reset quarterly, on each interest payment date.

The interest payable on your notes may be less than the prevailing market rate for our debt securities that are not indexed. Moreover, even if the final index amount or the early index amount, as applicable, is positive, unless the amount payable on your notes on the stated maturity date or early maturity date, as applicable, substantially exceeds the amount you paid for your notes, the overall return you earn on your notes may be less than the amount you would have earned by investing the face amount of your notes in a non-indexed debt security that bears interest at a prevailing market rate.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date or early maturity date, as applicable, will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date or early maturity date, as applicable, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                             the index level;

•                              the accrual of the annual fee

•                              the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying commodities and the index;

•                              economic, financial, legislative, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index underliers are a part, and which may affect the level of the index;

•                              interest rate and yield rates in the market;

•                              the time remaining until your notes mature; and

•                              our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the notes, as well as the amount payable on the stated maturity date or early maturity date, as applicable, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. While the precise scope and effect of the final rule is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could adversely affect the level of the index, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Commission recently published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading commodity derivatives, although the scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear. If these regulations are adopted or other regulations are adopted in the future, they could have an adverse impact on the index and the return on and value of the notes.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. In part, this is because your notes may be redeemed early at your option, or automatically upon the occurrence of certain events. Moreover, the amount that may be paid on the stated maturity date or the early maturity date, as applicable, is subject to a number of factors other than the index return or the early index return, respectively. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Changes In the Volatility of The Index Are Likely to Affect the Market Value of Your Notes

The volatility of the index refers to the magnitude and frequency of the changes in the index level. Changes in the volatility of the index are likely to affect the market value of your notes.

Changes in Interest Rates Are Likely to Affect the Market Value of Your Notes

We expect that the market value of your notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your notes and a traditional debt security to different degrees.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the index underliers or other similar assets, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe under “Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by trading derivative instruments linked to the index underliers. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the index, the index underliers, other financial instruments and perhaps also the index underliers, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index underliers. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the index underliers — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes, including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the index level — directly or indirectly by affecting the price of the index underliers — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as applicable. In addition, you should expect that these transactions will cause Goldman Sachs, its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes. See “Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the underlying commodity contracts, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the index and its sub-indices.  Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index underliers or instruments whose returns are linked to the index or the index underliers for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the index underliers — and/or any other factor that may affect the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, and, therefore, the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as applicable.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index, any of its sub-indices, or other similar indices. An increased level of investment in these products may negatively affect the performance of the index, and could affect the index level, and therefore the amount payable on your notes, if any, on the stated maturity date or the early maturity date and the value of your notes before that date. In addition, the index sponsor has licensed and may continue to license the index or any of its sub-indices or strategies similar to the index for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index, any of its sub-indices, or other similar indices.

Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we have hedged or expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co.  That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets.  Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index, or any of its related indices.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the index, or commodities underlying the index. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Goldman Sachs’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice, Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index, the commodity contracts underlying the index, the commodity underlying such contracts or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets and therefore may affect the market value of your notes or the payment amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index, the commodities, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that we or one of affiliates will, at present or in the future, provide such services or otherwise engage in transactions with the index sponsor or other entities that are involved in the transaction or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those entities, providing financial advisory or other investment banking services, or issuing research reports. You should expect that, in providing such services, engaging in such transactions, or acting for our own account, we or our affiliates may take actions that have direct or indirect effects on the index or the index commodities and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain of our personnel or the personnel of our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to our employees or the employees of our affiliates that were not working on such transactions as we have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which we receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to the index, the commodity contracts underlying the index, the commodity underlying such contracts or assets and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Commodity Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the index or any commodities underlying such contracts.  Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities.  Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the index or any commodity underlying such contracts.

Suspensions or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

In making its calculations of the final index amount on the stated maturity date or the early index amount on the early maturity date, if any, Goldman, Sachs & Co., as calculation agent, may in certain circumstances when a market disruption event or non-trading day occurs determine the level of the index on the determination date or early determination date, as applicable, using a methodology described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. This methodology may differ from that used to calculate the level of the index by the index sponsor.  As a result, if a market disruption event occurs with respect to any index underlier, the value of that index underlier at the determination date or the early determination date, as applicable, will not be calculated until a settlement price can be determined. If a market disruption event with respect to such index underlier has not ceased by the last possible day the determination date or the early determination date may be postponed, the calculation agent will calculate the final index level or the early index level, as applicable, and the amount payable on your notes on the determination date or on the early determination date, respectively, in its discretion. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date or the early determination date, respectively, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor may continue to calculate the value of the index and publish such value on Bloomberg according to the process described above. Therefore, if a market disruption event with respect to any index underlier occurs, the amount payable on your notes may not reflect the actual value of the index as published by the index sponsor on the determination date or on the early determination date, as the case may be.

You may not receive the amount payable on your notes if a market disruption event occurs or is continuing on the determination date or on the early determination date, as applicable, or such day is not a trading day, until a number of business days after the final index level or the early index level, respectively, can be determined.

Changes in Banks’ Inter-bank Lending Rate Reporting Practices or the Method Pursuant to Which LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes

Beginning in 2008, concerns have been raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them in order to profit on their derivatives positions or to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may have resulted from reporting inter-bank lending rates higher than those they actually submitted.  At least one BBA member bank has entered into a settlement with a number of its regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations by regulators and governmental authorities in various jurisdictions are ongoing.  Other member banks may also enter into such settlements with, or have proceedings brought by, their regulators or law enforcement agencies in the future.  In addition, there have been allegations that member banks may also have manipulated other inter-bank lending rates, such as EURIBOR.  If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it would otherwise have been.  Any such manipulation could have occurred over a substantial period of time.

In August 2008, the BBA announced that it was changing the LIBOR fixing process by increasing the number of banks surveyed to set LIBOR.  The BBA has taken steps intended to strengthen the oversight of the process and review biannually the composition of the panels of banks surveyed to set LIBOR.  Any changes in the method pursuant to which LIBOR is determined, as well as manipulative practices or the cessation thereof, may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the level of the index.

As Calculation Agent, Goldman, Sachs  & Co. Will Have the Authority to Make Determinations That Could Affect the Value of Your Notes, Including Whether an Early Redemption Was Validly Elected or an Index Event Occurred, and the Amount You May Receive on the Stated Maturity Date or the Early Maturity Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we may pay on the stated maturity date, and the early index level on the early determination date, which we will use to determine the amount we may pay on the early maturity date, making all determinations and calculations of the interest rate applicable to your notes (including the determination of any interpolated interest rate), determining the effectiveness of a notice of early redemption or the occurrence of an index event, and determining whether to postpone the determination date or the early determination date and the stated maturity date or the early maturity date, as applicable. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “—Trading and Investment Activities by Goldman, Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index and the Index Underliers Could Affect the Amount Payable on Your Notes and Its Market Value

The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the index underliers comprising the index, and the manner in which changes affecting those index underliers (such as rebalancing of the index underliers) are reflected in, and by extension could affect, the index level and, therefore, the amount payable on your notes on the stated maturity date or the early maturity date, as the case may be, and the market value of your notes before that date. The amount payable on your notes and the market value of your notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index is not available on the determination date or on the early determination date, as the case may be, because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index level on the determination date or the early determination date, as applicable — and thus the amount payable on the stated maturity date or the early maturity date — in a manner as described below under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” and/or as it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date or the early determination date, as the case may be, and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

The index sponsor may make changes over time to the methodologies of compilation of the index. Additional underliers will satisfy the eligibility criteria and underliers currently included in the index will fail to satisfy such criteria. In addition, the index sponsor may modify the methodology for determining the composition and weighting of the index for calculating its value in order to assure that the index represents an adequate measure of market performance or for other reasons. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, Goldman, Sachs & Co., as calculation agent, will continue to calculate the index during the remaining term of the notes, based on the methodologies described in this prospectus supplement.

Commodity Prices as Well as the Commodity Contracts Underlying the Index May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the index are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

The Return on Your Notes is Based on an Index That Reflects Excess Return, Not Total Return

The return on your notes is based on the performance of the index, which, as discussed below under “The S&P GSCI® Excess Return Index”, reflects the returns that are potentially available through an unleveraged investment in the futures contracts comprising the index. Your notes are not linked to a “total return” index, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts. However, the return on the notes will differ from the index return because we will be subtracting out fees and leveraging the result three times. As a result, even if the index return is positive, you may receive less than the face amount of your notes at stated maturity or early maturity, as applicable, if the value of the index does not appreciate sufficiently to offset the applicable fee amount.

The Index May in the Future Include Contracts that Are Not Traded on Regulated Futures Exchanges

The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the index continues to be comprised exclusively of regulated futures contracts.  However, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1922, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

It Is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in the Index Relative to Their Current Prices May Have on Its Value

As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in September. This is accomplished by selling the July contract and purchasing the September contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the September contract, thereby creating a “roll yield”.

The commodities in the index may from time to time trade in “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity contract could result in negative “roll yields”, which could adversely affect the value of an index tied to that contract. See “The Index” below for more information.

The Index Sponsor May Be Required to Replace a Designated Contract If the Existing Commodities Contract Is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index.  Data concerning this designated contract will be used to calculate the index.  If a designated contract were to be terminated or replaced in accordance with the rules described under “The Index” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract.  The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the index, which is composed of exchange-traded futures contracts on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.  Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers.  Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period.  Additionally, the index sponsor may not discover every discrepancy.  Furthermore, the weightings for the index are determined by the index sponsor, in consultation with the S&P GSCI® Index Committee. The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index.  Finally, the commodities underlying the contracts included in the index from time to time are concentrated in a limited number of sectors.  An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

Changes in the Composition and Valuation of the Index May Adversely Affect the Value of Your Notes

The composition of the index may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the index fail to satisfy such criteria and those changes could impact the composition of the index. Such changes could adversely affect the value of your notes.  In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-31.  Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

There Is No Affiliation Between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with the index sponsor. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your notes, should make your own investigation into the index. See “The S&P GSCI® Excess Return Index” below for additional information about the index.

The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

The Index May Not Accurately Measure World Production of Commodities

The index is a production- weighted index that is designed to reflect the relative significance of each of the constituent commodities to the world economy while preserving the tradability of the index by limiting eligible contracts to those with adequate liquidity. However, the index may not accurately measure the relative significance of constituent commodities to the world economy. For example, the index sponsor may not accurately determine the world production quantity of each specific commodity; the index sponsor may inaccurately weight the production of goods at a given time in anticipation of seasonal or regional variations in production; the index sponsor may base its production weightings on data sources that are inaccurate or contain measurement errors; and the index sponsor may omit commodities from inclusion that are significant to the world economy.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

An Investment in the Notes Is Subject To Risks Associated With Foreign Commodities Markets

The index consists of 24 futures contracts on physical commodities, a number of which are traded on foreign trading facilities.  You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index will include futures contracts on foreign trading facilities that are less regulated than the U.S. markets and are subject to risks that do not always apply to U.S. markets.  The index will include futures contracts on physical commodities on trading facilities located outside the United States.  The regulations of the CFTC do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities.  Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system.  Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities.  Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events.  It will also likely be more costly and difficult for Standard & Poor’s and the S&P GSCI® Index

Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the futures contracts included in the index.  In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index level is unavailable.

The Calculation Agent Can Postpone the Determination Date or the Early Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the determination date or the early determination date, as the case may be, a market disruption event relating to one or more index underliers has occurred or is continuing or such day is not a trading day, the determination date or the early determination date, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, not more than five scheduled trading days. As a result, if the determination date or the early determination date, as the case may be, is so postponed, the stated maturity date or the early maturity date, respectively, for your notes will also be postponed, although not by more than five business days. Thus, if the determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Similarly, when the early determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the early maturity date until several days after the date that would have been the early maturity date had the market disruption event not occurred or continued on the early determination date or had such day been a trading day. Moreover, if the determination date or the early determination date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, that day will nevertheless be the determination date or the early determination date, respectively. If the determination date or the early determination date, as the case may be, is postponed due to a market disruption event or a non-trading day, the calculation agent will determine the final index level or the early index level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or the early index level, as the case may be, is not available on the determination date or the early determination date, respectively, for any other reason, then the calculation agent will determine the final index level or the early index level based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering the tax treatment of structured notes, such as the offered notes, which could adversely affect the tax treatment and the value of your notes.

We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only:  yes, at DTC

•                  non-global form available:  no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance:  no

•                  covenant defeasance:  no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below

•                  a London business day for your notes will have the meaning described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, underwriting discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.

If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Underliers

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the corporation or other entity, or group of corporations or other entities, including any successor sponsor, that (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day.  When we refer to the index commodities as of any time, we mean the commodity contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on the Stated Maturity Date

If neither an index event has occurred nor an early redemption has been validly elected, in addition to interest , if any, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final fee amount. If an index event has occurred or an early redemption has been validly elected, no payment of principal will be made on the stated maturity date.

Final Index Amount

The final index amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the final index return. The final index return will be calculated by dividing the final index level by the initial index level and subtracting one from the result.

The final index amount, and therefore the amount payable on your notes on the stated maturity date, if any, will be based on, among other factors, the final index level. If the final index level is greater than the initial index level — i.e., the index return is positive due to an increase in the index — you will participate in any such increase, provided such increase sufficiently offsets the final fee amount. On the other hand, if the final index return is negative due to a decrease in the index, you will lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the final index return is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount will exceed the rate of decline in the index level.

The initial index level was set at 490.3745, which is lower than the published level of the index on the trade date, which is 490.3831.  The initial index level reflects (i) for the commodities contracts in the index other than the cotton #2 commodity contract, the prices of such commodities contracts as of October 17, 2012 and (ii) for the cotton #2 commodity contract, due to a market disruption event with respect to such commodity contract on October 17, 2012, the price of such commodity contract as of October 18, 2012.  The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Final Fee Amount

The final fee amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.21% times (4) the quotient of (a) the final fee days divided by (b) 365. The calculation agent will determine the final fee days, which will be the number of calendar days from but excluding the trade date to and including the determination date.

Stated Maturity Date

The stated maturity date is October 29, 2013, unless that day is not a business day, in which case the stated maturity date will be the immediately following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date.

Determination Date

The determination date is October 22, 2013, unless the calculation agent determines that a market disruption event with respect to any index underlier occurs or is continuing on the date that would otherwise be the determination date or that day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that the market disruption event with respect to each such index underlier has ceased. In no event, however, will the determination date be postponed by more than five scheduled trading days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Interest Payment

Your notes bear interest at a rate per annum equal to the base rate minus 0.26%, subject to a minimum of 0.00%.  The base rate will be determined by the calculation agent as described in “— Base Rate” below. Interest will accrue and be calculated and paid as described in the accompanying prospectus and the accompanying prospectus supplement with regard to floating rate notes, provided that, if an index event has occurred or an early redemption has been validly elected, the interest payment dates and the interest amount on the early maturity date will be changed as described in “— Redemption Adjustments” below, and provided further, that if the stated maturity date or early maturity date is postponed, interest will accrue from and including the originally scheduled stated maturity date or early maturity date, as the case may be, to but excluding the postponed stated maturity date or early maturity date, as applicable. See the accompanying prospectus and the accompanying prospectus supplement for additional information about calculation mechanics.

The calculation agent’s determination of the applicable base rate and any interest payment date and its calculation of the accrued interest and/or the fixed income discount factor for any interest period will be final and binding in the absence of manifest error.

Base Rate

The base rate will be determined by the calculation agent, and will be equal to:

•     if the applicable interest period begins on the settlement date, a rate calculated by interpolating between (1) the USD LIBOR of longest maturity that is less than or equal to the length of the applicable interest period, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the length of the applicable interest period, in both cases as they appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the applicable interest determination date (the base rate so determined will not be re-calculated.

•     if the applicable interest period does not begin on the settlement date, three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the relevant interest determination date.

If USD LIBOR does not appear on the Reuters Screen “LIBOR01” page as described above under, then the calculation agent will determine the level of the base rate in accordance with “Description of the Notes We May Offer — Interest Rates — LIBOR Notes” on page S-19 of the accompanying prospectus supplement.

Interest reset dates will be quarterly, on January 29, 2013, April 29, 2013 and July 29, 2013; provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset date will be the immediately preceding business day.  The second London business day prior to each interest reset date will be an interest determination date.

The relevant interest period for the notes will be the period from and including the settlement date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately following interest payment date.

Redemption Adjustments

The interest on your notes will be paid on the interest payment dates provided in “Summary Information” of this prospectus supplement. If an index event has occurred or an early redemption has been validly elected, however, any originally scheduled interest payment date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date will instead be the last interest payment date.

In addition, the accrued interest payable on the early maturity date will be reduced by the fixed income discount factor. Therefore, on the early maturity date, in addition to the amount payable as described in “— Payment on the Early Maturity Date” below, if any, you will receive an interest payment, if any, that will equal the result of (1) the fixed income discount factor times (2) the accrued interest that would have been payable but for the adjustment described in this paragraph.

The fixed income discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360. FIDF LIBOR level is the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the FIDF LIBOR designated maturity, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the FIDF LIBOR designated maturity), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date, or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent in accordance with “Description of the Notes We May Offer — Interest Rates — LIBOR Notes” on page S-19 of the accompanying prospectus supplement.

The FIDF LIBOR designated maturity will be equal to the longer of (1) the fixed income days remaining and (2) one month, and will be determined on the early determination date. The fixed income days remaining will be determined by the calculation agent, and will be equal to the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest payment date immediately following the early maturity date and (2) the stated maturity date.

Payment on the Early Maturity Date

Your notes will be redeemed upon the occurrence of the following events:

•                  when holders of 100% of the aggregate outstanding face amount issued on the original issue date elect to redeem the notes (in whole but not in part) prior to the earlier of (i) the occurrence of an index event as described below and (ii) the originally scheduled determination date, by properly delivering a notice of early redemption on a business day, in writing, to the trustee, the calculation agent and the issuer, or

•                  when, on any trading day prior to the earlier of (i) the designation of an early redemption by the holders of the notes and (ii) the originally scheduled determination date, the closing level of the index is equal to or below 431.5296 (approximately 88% of the initial index level); we refer to such event as an “index event”.

If an early redemption has been validly elected or an index event has occurred, in addition to interest, if any, the amount payable, if any, for each offered note outstanding on the early maturity date will be an amount in cash equal to the greater of (1) zero or (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early fee amount.

If all requirements described under “Holder’s Option to Redeem — Early Redemption Requirements” below are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date.  If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date. On the other hand, if an index event has occurred, the early determination date will be the trading day immediately following the day on which the index event occurs.

The early determination date is subject to postponement by up to five scheduled trading days as described in “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  The early maturity date is the fifth business day following the early determination date.

If the notes are redeemed upon the occurrence of the index event or designation of the early redemption, you will lose the right to receive any amount on your notes on the stated maturity date, as described under
“— Payment on the Stated Maturity Date” and “— Interest Payment” above.

Early Index Amount

The early index amount is equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return.

The early index return will be the result of (1) the early index level divided by the initial index level minus (2) one.

The calculation agent will determine the early index level, which will be the closing level of the index on the early determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below.

The early index amount, and therefore the amount payable on your notes on the early maturity date, if any, will be based on, among other factors, the early index level. If the early index level is greater than the initial index level — i.e., the early index return is positive due to an increase in the index — you may participate in any such increase provided such increase sufficiently offsets the early fee amount. On the other hand, if the early index return is negative due to a decrease in the index, you may lose some or all of the early index amount on your notes, and may receive no payment at all on the early maturity date.

Early Fee Amount

The early fee amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.21% times (4) the quotient of (a) the early fee days divided by (b) 365. The calculation agent will determine the early fee days, which will be the number of calendar days from but excluding the trade date to and including the early determination date.

Holder’s Option to Redeem

If the conditions described under “— Early Redemption Requirements” below are satisfied, holders of 100% of the aggregate outstanding face amount issued on the original issue date may elect to redeem the notes, in whole and not in part. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Early Redemption Requirements

To exercise the option to redeem, the following requirements must be satisfied on any day that is a business day and before the option to redeem expires:

•                  The holders requesting early redemption must hold 100% of the aggregate outstanding face amount of the notes issued on the original issue date and must elect to redeem such notes in whole, not in part.

•                  The trustee, the calculation agent and the issuer must receive from each holder a properly completed and signed notice of early redemption, in the form attached to this prospectus supplement. Delivery must be made by physical delivery or by facsimile coupled with prompt physical delivery of a written confirmation, as provided in the attached notice of early redemption.

•                  If your notes are in global form, the holder or the bank or broker through which the holder holds the interest in the notes being redeemed must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary on or before the early maturity date and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that is a business day, this requirement will be deemed satisfied as of 9:00 a.m. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

•                  If your notes are not in global form, the trustee must receive the certificate representing your notes. Deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of early redemption attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of early redemption or as to whether and when the required deliveries have been made. Once given, a notice of early redemption may not be revoked. If you exercise the option to redeem, you will be paid on the early maturity date, which is the fifth business day following the early determination date.

Questions about the early redemption requirements should be directed to the trustee, at the number and location stated in the attached notice of early redemption.

Expiration of Option to Redeem

In all cases, the requirements described under “— Early Redemption Requirements” above must be satisfied no later than 9:00 A.M., New York City time, no later than the business day immediately before the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. Immediately after that time, the option to redeem will expire and may not be exercised, although the holder of the notes will be entitled to receive the amount payable, if any, on the stated maturity date or the early maturity date, as applicable, calculated in a manner as described under “— Payment on the Stated Maturity Date” or “— Payment on the Early Maturity Date” above.

Only the Holder May Exercise the Option to Redeem

Since your notes are issued only in global form, the depositary or its nominee is the holder of your notes and therefore is the only entity that can exercise the option to redeem with respect to your notes. If you would like to exercise the option to redeem, you should give proper and timely instructions to the bank or broker through which you hold the interest in your notes, requesting that it notify the depositary to exercise the option to redeem on behalf of the holder. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if the holder holds the notes in street name.

Book-entry, street name and other indirect holders should contact their brokers and banks for information about how to exercise the redemption right in a timely manner.

Automatic Redemption Due to an Index Event

If an index event occurs, we will notify the holder of your notes and the trustee in the manner described in the accompanying prospectus. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more index underliers occurs or is continuing on the determination date or early determination date (if any such day is not a trading day, then the following trading day), as applicable, the calculation agent will calculate the final index level or the early index level, as applicable, by using:

•                  for each index underlier that did not suffer a market disruption event on such date, the settlement price of such index underlier on such date as published by the exchange on which it is traded, and

•                  for each index underlier that did suffer a market disruption event on such date, the settlement price of such index underlier on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such index underlier; provided that, if such day occurs more than five scheduled trading days after the originally scheduled determination date or early determination date, as the case may be, the calculation agent shall determine the price for such index underlier on the fifth scheduled trading day after the originally scheduled determination date or early determination date, as applicable, taking into consideration the latest available settlement price for such index underlier and any other information deemed relevant by the calculation agent.

In calculating the final index level or the early index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level or early index level, as applicable, is not available on the determination date or the early determination date, as the case may be, for any other reason, except as described under “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final index level or early index level, as applicable, based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

If a market disruption event occurs on the originally scheduled determination date or early determination date, the determination date or early determination date, as applicable, will be postponed to the first day on which the calculation agent has determined prices for each index underlier in accordance with the foregoing provisions (which could be up to five scheduled trading days after the originally scheduled determination date or early determination date, as applicable).

Discontinuance or Modification of the Index

If the index is (i) not calculated and announced by the index sponsor but is calculated and announced by a successor sponsor acceptable to the calculation agent or (ii) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the index, then such successor index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be. We refer to the index sponsor or any such successor sponsor as the index sponsor.

If prior to the determination date or early determination date, as applicable, the index sponsor makes a material change in the formula for or the method of calculating the index or in any other way materially modifies the index (other than a modification prescribed in that formula or method relating to the composition of the index, the weighting of the components of the index and other routine events and modifications), then the calculation agent shall calculate the level of the index, in lieu of a published level for the index, in accordance with the formula for and method of calculating the index last in effect prior to that change or modification, but using only those contracts that were included in the index immediately prior to that change or modification (or, if such contracts are no longer traded, contracts that are the most comparable, in the judgment of the calculation agent), in good faith and in its discretion.

If the final index level or early index level, as applicable, published on the determination date or early determination date, as applicable, is subsequently corrected and the correction is published by the calculation agent not later than four business days prior to the stated maturity date or early maturity date, as applicable, then the corrected final index level or early index level, as applicable, shall be deemed the official final index level or early index level, as applicable, and the calculation agent shall use the corrected final index level or early index level, as applicable, in accordance with the above provisions.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final index level or early index level, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current index methodology.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture.  In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the index, market disruption events, discontinuance or modification of the index, business days, trading days, postponement of the determination date or early determination date, the stated maturity date, the early maturity date, the final index level, the early index level, the interest payable on each interest payment date (including the determination of any interpolated interest rate), index event and the final index amount, the final fee amount or the early index amount and the early fee amount, as the case may be. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law, regulation or executive order to close.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in London is open for business and (3) all trading facilities on which contracts are traded for the commodities included in the index are open for trading.

London Business Day

When we refer to a London business day with respect to your notes, we mean a day that is a London business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” in the accompanying prospectus.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

A market disruption event with respect to an index underlier means the occurrence on any given trading day of any one or more of the following circumstances:

•                  a material limitation, suspension, or disruption of trading in such index underlier which results in a failure by the trading facility on which such index underlier is traded to report a settlement price for such index underlier on such trading day,

•                  the settlement price for such index underlier is a “limit price”, which means that the settlement price for such index underlier on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules of the applicable trading facility,

•                  failure by the applicable trading facility or other price source to announce or publish the settlement price for such index underlier on such trading day, or

•                  trading on the applicable trading facility for such index underlier is suspended or interrupted prior to the time at which it is scheduled to close, and trading does not resume at least 10 minutes prior to the scheduled closing time on such trading day.

For this purpose, “settlement price” means the official settlement price of an index underlier as published by the exchange on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be replaced or adjusted from time to time.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index underliers, listed or over-the-counter options, futures, and other instruments linked to the index or the index commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index or index-linked notes we issue, some of which may have returns linked to the index or the index underliers. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index underliers,

•                  may take or dispose of positions in the index underliers or futures contracts relating thereto,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant markets for the index underliers or components of such markets, and/or

•                  may take short positions in the index underliers or other securities of the kind described above — i.e., we and/or our affiliates may sell securities or index underliers of the kind that we do not own or that we borrow for delivery to a purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index underliers. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date or the early determination date, as the case may be. These steps may also involve sales and/or purchases of some or all of the index underliers, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index underliers or indices designed to track the performance of the relevant markets for the index underliers or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes — “Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes,” “— Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “— Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above for a discussion of these adverse effects.

THE S&P GSCI® EXCESS RETURN INDEX

The index is an excess return calculation of the S&P GSCI® Index. The index sponsor of the S&P GSCI® Index owns the copyright in and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above. The index sponsor also owns the copyright in and all rights to the S&P GSCI® Index. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index, the S&P GSCI® Index or the index sponsor.

Although Goldman, Sachs & Co. initially developed the S&P GSCI® Index, the index is not owned, endorsed, approved by or associated with Goldman, Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

The S&P GSCI® Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. It is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® Index are weighted on a production basis to reflect the relative significance (in the view of the index sponsor, in consultation with the S&P GSCI® Index Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI® Index, and therefore the index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® Index was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Commodities contracts on the S&P GSCI® Index, and options on such commodities contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The contracts to be included in the S&P GSCI® Index at any given time must satisfy several sets of eligibility criteria established by Standard & Poor’s. First, Standard & Poor’s identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI® Index is also reviewed on a monthly basis by Standard & Poor’s.

Set forth below following the “Question and Answers” section is a summary of the composition of, and the methodology used to calculate, the S&P GSCI® Index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCI® Index and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI® Index, as described below. Standard & Poor’s makes the official calculations of the S&P GSCI® Index. The settlement price for the index is reported on Bloomberg Page SPGSCIP at the end of each S&P GSCI® business day.  Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCI® Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management.

Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the S&P GSCI® Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI® Index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Additional Risk Factors Specific To Your Notes — Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes” and “Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” and “Additional Risk Factors Specific To Your Notes — Our Market Making Activities Could Negatively Impact Investors in the Notes”.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI® Index and its sub-indices as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® Index methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® Index methodology, in advance of their effectiveness.

Questions and Answers

What Does the Index Track?

The index for your notes reflects the excess returns that are potentially available through an unleveraged investment in the commodity contracts that are included in the index. The index tracks the performance of a weighted basket of contracts on certain physical commodities. The level of the index goes up or down depending on the overall performance of this weighted basket of commodity contracts.

Although the index tracks the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the index are weighted based on their world production levels and the dollar value of those levels. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the index, which is discussed below, has important implications for changes in the value of the index.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of commodity contracts on physical commodities traded on regulated futures trading facilities. However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Index Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a textile mill could use a reserve of cotton for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the index sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

The basket of commodity contracts that the index tracks is production-weighted, which means that the weight of each commodity contract included in the index is determined by the average quantity of global production of the underlying physical commodity and its dollar value in the last five years of available data.

Can the Contracts Included in the Index and/or Their Weightings Be Changed over Time?

In order for a commodity contract to be included in the index for the first time or to remain in the index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g., denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section. The index sponsor performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the index fail to satisfy the criteria and/or certain contracts that have not been included in the index satisfy such criteria, the composition of the index will generally be changed. If, at the time of the monthly review between annual reviews, certain contracts that are included in the index cease to satisfy the specified criteria, certain contracts might drop out of the index, which will in turn result in a re-weighting of the index.

If the Price of the Underlying Physical Commodities Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the index, which in turn tracks the performance of the basket of commodity contracts included in the index, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the index level not changing in the same way. Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying commodity contracts.

Does the Index Have a Total Return Feature?

No. The return on your notes is based on the performance of the index, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the index. The index thus reflects excess return and is not a “total return” index, which in addition to reflecting the returns from such an unleveraged investment in commodity contracts, would also reflect interest that could be earned on a hypothetical fully collateralized investment. The index does not include such a total return feature or interest component.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement. The index replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the index, and reflects the effects of this rolling. Specifically, as a commodity contract included in the index approaches expiration, the index is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month.  If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value. Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” may affect the index in the following two ways: First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the index had owned the same number of commodity contracts as before the rolling process. Conversely, if the index theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the index had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract. In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Level of the Index Other than Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry.

How Else Are the Effects of Rolling Mitigated?

Because the index is diversified across underlying commodity investments, it is probable that underlying commodities will present varying market conditions, with some commodities generally being in contango and others generally being in backwardation. This diversification may help to offset the risk losses and gains attributable to rolling. Additionally, any losses or gains attributable to rolling may be offset by price movements in the underlying commodity.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any S&P GSCI®  business day is determined by making certain adjustments to the value of the index on the immediately preceding S&P GSCI® business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the index and (ii) the production-weight of each commodity contract in the index.

The price of the commodity contracts reported by the relevant trading facilities expose the index to price volatility. The production weight of each contract in the index will be determined annually based on the global production of the underlying physical commodity, and adjusted as described above.

Can We Assume Any of Such Factors Will Have a Direct Effect on the Level of the Index?

These factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the index and, therefore, may offset each other in calculation of the level of the index. For example, a negative price performance in a contract with a larger production weight may completely eliminate a positive price performance in a contract with a smaller production weight. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the index at any given time. The level of the index, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

Where Can Additional Information on the Index Be Obtained?

For information about recent levels of the index, please read the subsection entitled “— Historical High, Low and Last Levels of the Index” below.  Additional information about the index is available on the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated September 19, 2011, or the accompanying prospectus supplement, dated September 19, 2011.

You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or its underlying commodities will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index.  The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2009, 2010, 2011 and 2012 (through October 17, 2012). We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

We cannot assure you that this performance will be replicated in the future.

Historical High, Low and Final Closing Levels of the Index

	High	Low	Last
2009
Quarter ended March 31	420.3954	303.4977	347.5601
Quarter ended June 30	439.9608	336.4915	414.2572
Quarter ended September 30	433.5231	369.1424	406.7835
Quarter ended December 31	455.1295	399.3358	440.9416
2010
Quarter ended March 31	460.4874	396.6954	436.8897
Quarter ended June 30	451.7025	371.5438	391.2750
Quarter ended September 30	428.4620	379.5302	423.4489
Quarter ended December 31	480.0808	423.4489	480.0808
2011
Quarter ended March 31	535.4182	468.7079	535.4182
Quarter ended June 30	560.6729	386.6297	478.2021
Quarter ended September 30	516.2448	435.2024	435.2024
Quarter ended December 31	495.3141	424.1639	474.1571
2012
Quarter ended March 31	522.8780	478.0243	501.9681
Quarter ended June 30	510.4873	410.0407	439.7064
Quarter ended September 30	511.2780	438.2042	490.3018
Quarter ending December 31 (through October 17, 2012)	495.4815	477.9081	490.3831

The S&P GSCI® Index Committee

Standard & Poor’s has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI® Index and its sub-indices, and which is responsible for all analytical methods and calculation in the indices. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI® Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities, or other matters. Standard & Poor’s considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

Composition of the S&P GSCI® Index

In order to be included in the S&P GSCI® Index or any of its related indices or sub-indices, including the index, a contract must satisfy the following eligibility criteria:

•                  The contract must be in respect of a physical commodity and not a financial commodity.

•                  The contract must:

•                  have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

•                  at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•                  be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Moreover, the commodity must be the subject of a contract that:

•                  is denominated in U.S. dollars;

•                  is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development;

•                  makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•                  makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;

•                  accepts bids and offers from multiple participants or price providers; and

•                  is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI® Index. In appropriate circumstances, however, Standard & Poor’s, in consultation with the S&P GSCI® Index committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI® Index, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., Eastern Standard Time, on each S&P GSCI® business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI® Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•                  not included in the S&P GSCI® Index at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® Index at such time must, in order to be added to the index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•                  already included in the S&P GSCI® Index at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® Index must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•                  not included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

In addition to the foregoing, a contract that is:

•                  already included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•                  already included in the S&P GSCI® Index at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Index and each contract’s percentage of the total is then determined.

•                  not included in the S&P GSCI® Index at the time of determination must, in order to be added to the index at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•                  such contracts will be included in the S&P GSCI® Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® Index attributable to such commodity exceeding a particular level.

•                  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Index attributable to it.

The 24 contracts currently included in the S&P GSCI® Index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The commodity contracts currently included in the S&P GSCI® Index and the index, the exchanges on which they are traded and their contract production weights as of January 9, 2012 are:

Trading Facility	Commodity (Contract)	2012 Contract Production Weight (CPW)
CBT	Chicago Wheat	18,217.58
KBT	Kansas City Wheat	5,004.071
CBT	Corn	29,648.15
CBT	Soybeans	8,037.317
ICE – US	Coffee	17,406.22
ICE – US	Sugar #11	344,724.8
ICE – US	Cocoa	4.116321
ICE – US	Cotton #2	53,411.21
CME	Lean Hogs	72,823.44
CME	Cattle (Live)	92,591.82
CME	Cattle (Feeder)	13,596.46
NYM	Oil (Heating)	71,569.8
ICE – UK	Oil (Gasoil)	359.2745
NYM	Oil (Reformulated Gasoline)	73,694.1
NYM/ICE	Oil (US Crude)	13,557.23
ICE – UK	Oil (Brent Crude)	6,959.701
NYM/ICE	Natural Gas	28,984.31
LME	Aluminum	42.53
LME	Copper	17.14
LME	Lead	7.872
LME	Nickel	1.352
LME	Zinc	11.04
CMX	Gold	76.58309
CMX	Silver	665.5205

The quantity of each of the contracts included in the S&P GSCI® Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI® Index, and therefore the index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity, and are subject to the adjustments to energy-related commodities and other commodities described above for the index.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® Index is reevaluated, based on the criteria and weighting procedure and adjustment described above. This procedure is undertaken to allow the S&P GSCI® Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® Index, and therefore the index, will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCI® Index, in consultation with the S&P GSCI® Index committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI® Index, and therefore the index. Commodities included in the S&P GSCI® Index which no longer satisfy such criteria, if any, will be deleted, and therefore also deleted from the index.

Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Index and its sub-indices are necessary or appropriate in order to assure that the S&P GSCI® Index represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

The New York Mercantile Exchange previously announced that the futures contract relating to Heating Oil currently included in the S&P GSCI® Index would be delisted from that exchange in 2013. However, NYM has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract. As a result of these changes, trading in the futures contract may become illiquid or experience other adverse trading impacts prior to, during or after the date such changes become effective. If the index sponsor determines, in its sole discretion, that the futures contract has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason, it may replace it with another futures contract that it deems to be appropriate or make other adjustments to the index or discontinue publication of the index. The index sponsor may make such a determination whenever it deems appropriate, and may do so prior to the time that the current Heating Oil futures contract’s specifications are scheduled to change. Any of the foregoing events may have an adverse impact on the level of the index, and therefore the market value of and payment at maturity or upon redemption of the notes.

Contract Expirations

Because the S&P GSCI® Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Index and therefore the index, for each commodity during a given year are designated by Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them Standard & Poor’s includes in the S&P GSCI® Index.

If a trading facility deletes one or more contract expirations, the S&P GSCI® Index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Calculation of the Index

The value of the index on any S&P GSCI® Index business day, which is calculated by Standard & Poor’s, is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI® Index business day multiplied by (ii) one plus the contract daily return on the S&P GSCI® Index business day on which the calculation is made. We use the term S&P GSCI® Index business day to mean the same as the defined term in the S&P GSCI® Index Methodology.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate “roll weight scaled by the appropriate normalizing constant,” divided by the total dollar weight of the index on the preceding day, minus one.

The “roll weight” of a commodity reflects the fact that the positions in commodities contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the index occurs from the fifth to ninth S&P GSCI® Index business day of the month.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•                  no daily contract reference price is available for a given contract expiration;

•                  any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “Limit Price”);

•                  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern Standard Time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•                  trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

License

Standard & Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The “S&P GSCI” is a product of S&P Dow Jones Indices LLC and has been licensed for use by The Goldman Sachs Group, Inc. and its affiliates (“Goldman”).

These notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices do not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P GSCI to track general market performance.  S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P GSCI is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The S&P GSCI is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes.  S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P GSCI will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

This section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

Tax Treatment of the Notes

The discussion herein applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to United States federal income tax regardless of its source;

•                  or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

The discussion herein does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities, commodities, derivatives or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a regulated investment company;

•                  a common trust fund;

•                  a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•                  a person that purchases or sells notes as part of a wash-sale for tax purposes;

•                  a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•                  or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although the discussion herein is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment.  You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract with respect to the index.  In the opinion of Sidley Austin LLP, this is a reasonable method of treating the notes for United States federal income tax purposes, although it is not the only reasonable method. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

It is likely that any interest payment will be taxed as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to interest) and your tax basis in your notes.  Your tax basis in the notes will generally be equal to the amount that you paid for the notes.  If you hold your notes for more than one year, the gain or loss should generally be long-term capital gain or loss, except to the extent attributable to an accrued but unpaid interest, if any, with respect to your notes. If you hold your notes for one year or less, the gain or loss should generally be short-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if any, with respect to your notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. If you are a non-corporate United States holder, long-term capital gains are generally taxed at preferential rates. The combination of ordinary income treatment of any interest payments on your notes and capital gain or loss treatment upon the sale, exchange, redemption or maturity of your notes may result in adverse tax consequences to you, because an investor’s ability to deduct capital losses is subject to significant limitations.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the commodity contracts underlying the index.  Under such characterization, it is possible that Section 1256 of the Internal Revenue Code could apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the notes or relevant portion of the notes had been sold for fair market value).  Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is possible that you may be required to treat an amount equal to all or a portion of the annual fee as expenses.  The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions.  Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you would recognize with respect to your notes.

It is possible that the Internal Revenue Service could seek to characterize your notes as a unit consisting of a derivative contract (the “derivative contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlying index under the derivative contract (the “cash deposit”). Under this characterization, it is possible that you could be required to accrue interest in respect of the cash deposit at a rate that is in excess of the stated interest rate on the notes.  Furthermore, if you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the securities between the derivative contract and the cash deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the cash deposit is at a discount from, or is in excess of, the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — United States Holders — Market Discount” and “United States Taxation — United States Holders — Debt Securities Purchased at a Premium” with respect to the cash deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that your notes could be treated as a notional principal contract for tax purposes.  It is also possible that the quarterly interest payments on your notes would not be treated as either ordinary income or interest for United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly interest payments could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain.

Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should be determined by reference to the date on which the amount you are entitled to receive is calculated, even though you will not receive any amounts from the issuer in respect of your notes until after such date. In such case, all or a portion of the gain or loss of an initial purchaser that holds the notes until maturity could be treated as short-term capital gain or loss at such time despite the fact that the initial purchaser may not receive any cash until the maturity date, which may be more than one year after the issuance of the notes.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects, in part, the value of a collectible.  “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.  The rules therein governing information reporting and backup withholding regarding (i) interest payments will apply to interest payments regardless of whether interest payments are treated as interest for federal income tax purposes, and (ii) principal payments will apply to the payment you receive in respect of the notes at maturity regardless of whether such payments are properly treated as principal for federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, the Internal Revenue Service released a notice in 2007 stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the interest payments made to you (including such interest payments made at maturity) at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes upon a redemption or at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding.  It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on October 24, 2012, which is the fifth scheduled business day following the trade date and of the pricing of the notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

FORM OF NOTICE OF EARLY REDEMPTION

Dated:

The Bank of New York Mellon
Corporate Trust Administration
101 Barclay Street, 4E
New York, New York 10286

Attn:	Gabriella Illyes	(212-815-5492)
	Danny Lee	(212-815-5813)
Fax: (212-815-5366)

with a copy to:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Fax: 1-212-902-3000
(Attn: GS Calculation Agent)

with a copy to:

The Goldman Sachs Group, Inc.
200 West Street
New York, New York 10282

Attn:     Corporate Treasury, Debt Management

Fax: (212-902-3325)

Re:       Floating Rate Excess Return Index-Linked Notes due 2013 (CUSIP: 38143U7W5), issued by The Goldman Sachs Group, Inc.

Ladies and Gentlemen:

The undersigned is, or is acting on behalf of, the beneficial owner of all of the notes specified above. The undersigned hereby irrevocably elects to exercise the option to redeem as described in prospectus supplement no. 1730, dated October 17, 2012, with respect to the entire outstanding face amount of the notes. The exercise is to be effective on the day that qualifies as a trading day and on which all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-29 of prospectus supplement no. 1730, dated October 17, 2012, are satisfied no later than 9:00 a.m., New York City time, on such trading day. If such requirements have not been satisfied by 9:00 a.m., New York City time, on such trading day, the exercise will be effective as of the next day that qualifies as a trading day. We understand, however, that the effective date in all cases must be no later than the last day before the originally scheduled determination date that qualifies as a trading day. The effective date will be the early determination date, subject to postponement in case of a market disruption event or a non-trading day.

If the notes to be redeemed are in global form, the undersigned is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer, in each case by physical delivery to the relevant address stated above, or such other address as the trustee, the calculation agent or the issuer may have designated for this purpose to the holder, or by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the undersigned, coupled with a prompt physical delivery of a written confirmation thereof. In addition, the beneficial interest in the entire outstanding face amount is being transferred on the books of the depositary to an account of the trustee at the depositary.

If the notes to be redeemed are not in global form, the undersigned or the beneficial owner is the holder of the notes and is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer by physical delivery or by facsimile transmission coupled with physical delivery of written confirmation as described above. In addition, the certificate representing the notes and any payment required in respect of accrued interest are being delivered to the trustee.

If the undersigned is not the beneficial owner of the notes to be redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in prospectus supplement no. 1730, dated October 17, 2012. The redemption of the notes will be governed by the terms of the notes.

The calculation agent should internally acknowledge receipt of the copy of this notice of early redemption, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration in the requested redemption should be paid on the fifth business day after the early determination date, subject to postponement in case of non-business days, in accordance with the terms of the notes.

Face amount of notes to be redeemed:

$14,000,000

Very truly yours,

(Name of beneficial owner or person
authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

FOR INTERNAL USE ONLY:
Receipt of the above notice of early redemption
is hereby acknowledged:
GOLDMAN, SACHS & CO., as calculation agent

By:
(Title)

Date and time of receipt:

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$14,000,000 The Goldman Sachs Group, Inc. Floating Rate Excess Return Index-Linked Medium-Term Notes, Series D, due 2013 ___________________ ___________________ Goldman, Sachs & Co.

	Page

Summary Information	S-2
Hypothetical Returns on Your Notes	S-6
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-25
Use of Proceeds	S-35
Hedging	S-35
The S&P GSCI® Excess Return Index	S-36
Supplemental Discussion of Federal Income Tax Consequences	S-48
Employee Retirement Income Security Act	S-53
Supplemental Plan of Distribution	S-54
Validity of the Notes	S-55

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140